EXHIBIT 99.1

                      PETMED EXPRESS, INC.
                 QUARTER ENDED DECEMBER 31, 2005
                   CONFERENCE CALL TRANSCRIPT
                JANUARY 23, 2006 AT 8:30 A.M. EDT

Coordinator   Welcome  to  the  PetMed  Express,  Inc., doing  business as
              1-800-PetMeds,  conference  call  to  review  the  financial results  for the third fiscal quarter ended on December  31,
              2005.   At the request of the company, this conference  call
              is being recorded.

              Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and nonprescription pet medications and other health products for dogs, cats, and horses, direct to the customer. 1-800-PetMeds markets its products through national television, online, and direct mail advertising campaigns, which direct customers to order by phone or on the Internet and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.

              At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

B. Rosenbloom Thank you.  I   would  like to  welcome everyone here today.
              Before I turn the call over to Mendo, our Chief Executive Officer and President, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call.

              Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used, based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly, based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

              Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer and President of 1-800-PetMeds. Mendo.

M. Akdag Thank you, Bruce. Welcome, everyone. Today we'll review the highlights of our financial results. We'll compare our third fiscal quarter and nine months ended on December 31, 2005 to last year's quarter and nine months ended on December 31, 2004.

              For the third fiscal quarter ended on December 31, 2005, sales were $25.9 million compared to sales of $20.8 million for the same period the prior year, an increase of 25%. For the nine months ended on December 31, 2005, sales were $108.2 million compared to $84.8 million for the nine months the prior year, an increase of 28%. The increase was primarily due to increased retail reorders, retail new orders, and wholesale sales.


                     Exhibit 99.1 Page 1 - 7



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              For the third fiscal quarter, net income was $2.7 million or
              $0.11 diluted per share, compared to $2 million or $0.08 diluted per share for the same quarter the prior year, an increase to net income of 37%. For the nine months, net income was $8.9 million or $0.37 diluted per share, compared to $5.6 million or $0.23 diluted per share a year ago, an increase to net income of 60%.

              Retail reorder sales increased by 25% to $18.1 million for the quarter compared to reorder sales of $14.5 million for the same quarter the prior year. For the nine months, the reorder sales increased by 29% to $66.7 million, compared to $51.7 million for the same period a year ago.

              Retail new order sales increased by 26% to $7.3 million for the quarter compared to $5.8 million for the same period the prior year. For the nine months, the new order sales increased by 22% to $38.4 million, compared to $31.6 million for the same period last year.

              Wholesale sales were approximately the same, $500,000, for the quarter ended on December 31, 2005 and 2004. For the nine months, wholesale sales were $3.1 million, compared to $1.6 million for the same period a year ago.

              We acquired approximately 105,000 new customers in our third fiscal quarter compared to 85,000 for the same period the prior year; and we acquired approximately 530,000 new customers in nine months compared to 430,000 for the same period a year ago.

              Our average retail order was approximately $74 for the quarter and approximately 57% of our sales were generated on our Web site. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

              For the third fiscal quarter our gross profit as a percent of sales was 39.7%, compared to 40.6% for the same period a year ago. For the nine months, our gross profit as a percent of sales was 38.8%, compared to 40% for the nine months a year ago. The percentage decrease can mainly be attributed to increases to our product and freight costs; discounts given to our customers; and increases in wholesale sales, which have lower gross profit margins for the nine months.

              Our general and administrative expenses as a percent of sales decreased to 11.8% for the quarter, compared to 12.2% for the same quarter the prior year; and for the nine months, the G&A decreased to 9.9% compared to 10.3% a year ago. The improvement shows a continued leverage of the G&A.

              For the quarter, we spent $3.2 million in advertising compared to $2.6 million for the same quarter the prior year, an increase of 21%. For the nine months, we spent $17.7 million for advertising compared to $16.0 million a year ago, an increase of 11%.

              Advertising cost of acquiring a customer for the quarter improved to approximately $30, compared to $31 for the same quarter the prior year; and for the nine months, it was $33, compared to $37 for the same period a year ago.

              Our working capital increased by $9.9 million to $31.9 million since March 31, 2005. The increase can mainly be attributed to cash flow generated from operations. We had $26.6 million in cash, and $11.6 million in inventory, with no debt as of December 31, 2005. Net cash from operations for the nine months was $13.5 million compared to net cash from operations of $3.5 million for the same period last year, an increase of $10 million. Capital expenditures for the nine months were approximately $250,000.


                     Exhibit 99.1 Page 2 - 7



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              This  ends the financial review.  Operator, we're  ready  to take questions.

Coordinator   Thank  you,  one moment while the questions  register,
              please.   Our  first question comes from  Bernard  Liu  with
              Noble Financial.

B. Liu Good morning, gentlemen, nice quarter. Your orders for new customers are generally lower than for the reorder customers. To what extent does that represent more aggressive price concessions to capture the incremental customer?

M. Akdag We have been aggressive, but not really this quarter. Typically we're more aggressive in our peak seasons, spring and summer, and less aggressive price-wise in our off seasons, fall and winter. But we spent more money, obviously; we spent about 21% more in advertising than we did the same quarter the prior year, and as I pointed out, the cost of acquisition was slightly lower than last year also.

B. Liu Okay. You did mention the impact of increased product and freight costs on gross margin. How much of your shipping is via the U.S. Postal Service versus private carriers like FedEx; and was there any impact of fuel surcharges for the private carriers, and if so, to what extent were you able to pass those on to your customers?

M. Akdag A vast majority of our shipments are U.S. Postal Service, priority mail. We do charge if we use FedEx for overnight and two-day delivery; we do charge for it, so that is not free of charge. Otherwise, we offer free shipping on our standard priority mail, on orders over $39. But on two-day air and overnight, we charge the consumer.

B. Liu Okay. So basically, if there's any fuel surcharge, is that passed on to the consumer?

M. Akdag We pretty much probably break even roughly from what we charge the consumer and what our cost is on overnight and two-day shipments.

B. Liu One more question and I'll get back in queue. You showed some real nice top-line growth for a seasonally weak quarter, and considering you had the hurricane impacts during the quarter. How much of that growth do you think came from holiday seasonal items that you may not have had in the prior year?

M. Akdag Not a significant amount. We've done a better job this year compared to last year on holiday items. But I would say it's not really significant.

B. Liu        Thank you, I'll get back in queue.

Coordinator   Our  next  question comes from Rusty  Hoss  with  Roth
              Capital Partners.

R. Hoss Good morning. Can you talk a little bit about the inventory? It looks like it's down about 14%, and obviously showing good top-line growth and maintaining a good inventory level. Can you just elaborate on that a little bit?

M. Akdag Our inventory levels are going to depend on buying opportunities. If there are promotions out there, we sometimes buy up to a six month supply of inventory. So it depends on really the environment and the buying opportunities, what our inventory levels are going to be.


                     Exhibit 99.1 Page 3 - 7

R. Hoss Okay. On the gross margin side, I think you had mentioned wholesale sales were at about the same level they were this quarter last year, so gross margin was down a little bit; and I'm curious as to what's the breakout, or can you just elaborate a little bit on the gross margin contraction from pricing versus shipping costs?

M. Akdag I would say probably roughly half of the decrease is due to product and freight cost increases, and the other half about discounts given to customers.

R. Hoss       Okay.   Last question:  Can you talk a little bit about  the
              advertising outlook, what you see this quarter, given that the Olympics are starting here shortly?

M. Akdag It's really difficult to tell. It's our off season, so we're not too concerned with it at this time. Our peak season starts in spring, so we really don't know how much it's going to impact us, to be honest with you.

R. Hoss       Okay, thank you.

Coordinator   Our next question comes from Anthony Lebiedzinski with
              Sidoti Company.

A. Lebiedzinski Good morning.  A couple of questions.  You  obviously had to deal with the hurricane and I was wondering if you could elaborate as far as if there was any significant changes to - let's say if you didn't have the hurricane, if there were a few things, maybe the top line, that would have been better, and bottom line; and also, what kind of steps have you taken to sort of prevent you having to deal with lost backup and so on?

M. Akdag As far as sales, the top line, is concerned, it is really difficult to tell how much impact it did have. I'm sure it had some impact. At least we lost momentum and we shut down our advertising for a week to two weeks, our TV advertising, at that time. And our Website was down about two days, and our call center was down approximately four days. But it's really difficult to tell what kind of - it had some impact, but it's difficult to quantify it.

              As far as preparing for the future, we're going to add more redundancy to our infrastructure. Redundancy additions to our infrastructure, we'll probably take place in the quarter that we are in, the March quarter.

A. Lebiedzinski What's your cap ex outlook for the rest of the year?

M. Akdag We pretty much moved all the cap ex that we were planning on spending in the next fiscal year to this quarter, due to the hurricane; so my guess would be right now about $400,000 to $500,000 we'll spend in this quarter.

A. Lebiedzinski  And  the  U.S.  Postal  Service  has  actually   just
              increased their rates, so what are your plans as far as dealing with this situation, whether you'll see some product pricing increases, or what are your thoughts on that?

M. Akdag We have already done some increases to our product pricing to pass the cost increases to the consumer.

A. Lebiedzinski Also, as far as the gross margin, just sort of getting back to the previous question, as I look at the first three quarters of this fiscal year, your gross margin has contracted from the year-ago periods. Are we at sort of the sustainable levels here, or what would you say, what would be a sustainable gross margin at least on an annualized basis?


                     Exhibit 99.1 Page 4 - 7

M. Akdag There will continue to be pressures on gross profit as a percent on the margins. We are going to be focused on really gross profit dollars, not gross profit percent.

A. Lebiedzinski Okay, thank you.

Coordinator   Our  next  question  comes from  Frank  Gristina  with
              Avondale Partners.

F. Gristina   Good  morning.  Nice quarter.  A couple of  questions.
              Mendo,  what  did your ad rates do year over  year  for  TV?
              Were they flat, were they up in the single digits, or even declining given all the dollars moving to the Internet?
              Then, what was your mix of ad spend, TV relative to other areas?

M. Akdag I know we've been generous with that information in the past, but we're going to discontinue giving the breakdown of our advertising, due to competitive reasons.

F. Gristina   Okay.   What about in terms of the pricing  year  over year?
              Is that also competitive?

M. Akdag It is. We buy remnant space on television, so it depends on inventory availability. It's really supply/demand.

F. Gristina   Okay.   Then  you  see  the  Olympics   coming; the Olympics
              are out of your key season, so you're not as worried about that driving up the rates in remnant, or reducing the amount of remnant inventory?

M. Akdag It's difficult to tell. It's more really viewer ship; it's not really the rate. But you have less viewer ship on stations, obviously, that do not show the Olympics. So that's the issue. So we look at it how much we're paying per viewer, or per 1,000 viewers, is the way we do the math.

F. Gristina   Okay.  You mentioned competition embargoing some  data
              here.   Is  there anybody that's picked up steam  in  recent
              quarters that you're looking at?

M. Akdag No, we're not aware of anybody picking up steam. It's more that veterinarians now are more price-competitive than they used to be.

F. Gristina   I know we were, but are you surprised by the number of
              new  customers you added in this slow quarter?   What  would
              you  attribute  that to?  Is there any referrals  going  on, some  viral  component that would add  more  customers  than expected, at a lower price?  In addition to that, are  there any  surprise  items  that these new customers  are  buying?
              Historically they're buying Frontline and then  they  go  to
              Heartgard  or  flea and tick and then go to  heartworm.   Is
              there something else that they're buying that's surprising you a little bit?

M. Akdag We have add-ons to the orders, nutritional supplements; and holiday items, we've done a little better job this year compared to last year, same quarter. But mainly, the advertising, we spent more money. We spent $600,000 more this quarter compared to last year, same quarter; and it was more efficient and more effective, the bottom line.

F. Gristina   Great.  Then, last question:  You have a lot  of  cash
              now in your cap ex, at the most could be a million dollars in the next 12 months, or you're going to front-end-load a lot of that into this March quarter. But what do you plan on doing with all that cash? Doesn't it make sense to do a stock buyback or make some acquisitions or really blow out the marketing, if it's that efficient, and just add a lot more customers than you've done historically?


                     Exhibit 99.1 Page 5 - 7

M. Akdag The board is considering all the options that you mentioned, including doing nothing. So obviously, when and if we decide to take action, we'll let the market know.

F. Gristina   Okay, thanks a lot.  Congratulations.

Coordinator   Our  next question comes from Mark Rupe with Canaccord Adams.

M. Rupe You mentioned that the vets are being more price-competitive. Just curious to see how the relationship with the vets has progressed, if it's still very difficult; and then also I'd be curious to learn whether there's any status updates with any of the state lawsuits; I know Texas is the remaining one out there. I came across a couple of actions recently; I'm just curious to see how that's progressing.

M. Akdag As far as veterinarians, I would say it is getting slightly better, but it's still challenging. As far as Texas is concerned, it's still pending. It's difficult to assess really any possible outcome at this time. But I can tell you that allegations are for past conduct and not for current conduct, so it would not impact our current operation, whatever the outcome is.

M. Rupe       Got it, okay.  Have you considered hiring a lobbyist?

M. Akdag      Yes, we do consider hiring lobbyists.

M. Rupe       Okay, perfect.  Thank you.

Coordinator   Our  next question comes from Michael Perna  with  AAD
              Capital.

M. Perna Good morning, congratulations, gentlemen, it was a great quarter. Could you please just tell me, what percentage of your revenues now are you having to match other people's prices? Just in running some random spot checks, it seems as if Petco.com in particular has become a bit more aggressive on the Frontline SKU's.

M. Akdag My guess would be about 10% of the calls, there is a price issue that's being brought up. But keep in mind that we're a licensed pharmacy, which most retailers are not, including Petco. It's more convenient to purchase both prescription and over-the-counter items from one source.

M. Perna      Okay, great.  Thank you very much.

Coordinator   Our  next  question comes from Ken Smith  with  Munder
              Capital.

K. Smith On the Web traffic you get, how much of that comes direct to your URL; how much comes from affiliates or other sources?

M. Akdag Unfortunately, we don't give that information out, due to competitive reasons.

K. Smith      Okay, thanks.

Coordinator   We  have an additional question from Bernard Liu  with
              Noble Financial.


                     Exhibit 99.1 Page 6 - 7

B. Liu A quick follow-up on your ad purchasing dynamics: When you do purchase ad space, how far in advance is it purchased? Because you did mention that during the hurricane you shut down advertising, and if memory serves me right, I did - I guess it might have been a few days afterwards - I did see a number of PetMed advertisements on the Weather Channel. And if that's so, to what degree to you think you got some increased viewer ship from something like that on a national basis? Thank you.

M. Akdag We shut the advertising down right after the hurricane. I think the hurricane was on a Monday, and we were able to shut it down probably by Friday. So I'm not sure when you saw the commercials, but the majority were shut down. We can do it fairly quickly, but it takes a week once you make the decision. It could take up to a week to shut it down.

B. Liu        When you buy the ad space, how far in advance do you buy it?

M. Akdag It depends. On television, we buy it monthly, and there are certain - if we are buying on network, we buy in advance, about three months in advance. But the majority of the cable, we buy monthly, but we can revise it on a weekly basis. And print, obviously you need more lead time. Print takes 60 to 90 days.

B. Liu        Thank you.

Coordinator   We have an additional question from Frank Gristina with
              Avondale Partners.

F. Gristina   Two more questions:  I had asked about referrals  from
              existing customers. Do you track that? I don't think it could do anything but scare the competition if you answer;
              but are you getting some viral component with the people that are joining, now that your installed base is as large as it is?

M. Akdag Yes, we do get referrals. It's difficult to quantify, but even if we could, I wouldn't tell you.

F. Gristina   Fair  enough.   Last question:  Your net  margins  are
              expanding year over year in spite of the gross margin pressure, which was expected. At 10.3%, where do you see this - I mean, you've run this business for a while and similar businesses in the past. Where do you see your net margin normalizing, or can you tell, because the dynamic with this particular model might be a little different than those in the past.

M Akdag I can give you some insight, that there will continue to be pressures on the gross profit margins as a percent; and there's going to be leverage on G&A and possibly on the advertising line. So hopefully we'll offset it and maybe we'll gain a point or two.

F. Gristina   Okay.  Thanks a lot.

Coordinator   I show no further questions and would like to turn  it
              back for any closing remarks.

M. Akdag Thank you. We'll be focusing our efforts in two areas to capitalize on the pet industry's growth trend: One, improving reorders with personalized communication and health education content; to build value for our customers; to differentiate our brand; and help our customers choose the right products for their pet. And two, expanding our product offerings with new high-end products, with a focus on lifetime of wellness for pets.

              This  wraps  up  today's conference  call.   Thank  you  for
              joining us.


                     Exhibit 99.1 Page 7 - 7


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